Exhibit 10.23

                              SITI-Sites.com, Inc.

                                                                   June 13, 2000

Colvil Investments, LLC
c/o Richard Villante
152 Colonial Parkway
Manhasset, N.Y. 11030
E-mail to Owen@colemangroup.com
CC E-mail to prupis@llpplaw.com

                            Stock Purchase Agreement

Gentlemen:

The following sets forth the terms and conditions of your purchase of common stock, $0.001 par value per share (the "Common Stock"), and options to purchase additional Common Stock of Siti-Sites.com, Inc. (the "Company") at the prices and amounts shown, and on the additional terms set forth below. The purchaser is referred to as "Colvil".

1. Purchases. a) Colvil agrees to purchase 400,000 shares of Common Stock, and an option to acquire 200,000 additional shares of Common Stock at an exercise price of $.50 per share, exercisable for five years ( the "Colvil Option "), for a total purchase price of $100,000.

      b) The terms and provisions of the Colvil Option are set forth in exhibit A., which are similar to those in prior purchase agreements with major shareholders. There are no exhibits B or C to this Agreement.

2. Closing. The purchase and sale above described shall be paid for on or before June 20, 2000 and shall thereupon be deemed closed. The certificates for said purchase and the Colvil Option shall be delivered as soon thereafter as practicable, concurrently with those deliverable to other major stockholders in connection with their recent purchases as of June 8, 2000, which were made on similar terms to that of Colvil.

3. Representations and Warranties of the Company. The representations and warranties of the Company shall survive for twelve months following the date hereof. In consideration of the purchase and sale described above, and the additional terms hereof, the Company represents and warrants to its knowledge the several items set forth in prior purchase agreements with major shareholders, as set forth in Exhibit D annexed hereto.

4. Representations and Warranties of Purchaser. In consideration of the purchase and sale described above, and the remaining terms hereof, Colvil has executed and delivered to the Company an Investor's Representation Letter in the form attached hereto as Exhibit E, pursuant to which it makes certain representations and warranties to the Company as of the date hereof. Colvil is further aware of the recent downward trading patterns of the Common Stock, its general lack of trading volume, and its trading price below $.25 per share since June 7, 2000.

5. General Terms. Annexed hereto as Exhibit F are general contractual terms as set forth in said prior purchase agreements, and deemed incorporated in this Agreement.

      If the foregoing accurately reflects our agreement, please so indicate in the appropriate space below.

SITI-SITES.COM, INC.                    Colvil Investments, LLC


By /s/ Lawrence M. Powers               By /s/ Richard Villante
   --------------------------------        -------------------------------------
   Lawrence M. Powers,                     Richard Villante
   Chairman/CEO


                            594 Broadway, Suite 1001
                              New York, N.Y. 10012
                       Tel. 212-925-1181 Fax. 212-965-0023